Exhibit 99.1

65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

GENVEC REPORTS THIRD QUARTER 2013 FINANCIAL RESULTS

GAITHERSBURG, MD - November 12, 2013 - GenVec, Inc. (NASDAQ: GNVC) today announced financial results for the third quarter and nine months ended September 30, 2013.

Third Quarter and Recent Corporate Highlights

•	Following an extensive review of the company’s options and prospects, the board of directors withdrew the Plan of Complete Liquidation and Dissolution and approved a new operating strategy focused on maximizing the value of GenVec’s technology and assets, including its collaboration with Novartis to develop novel treatments for hearing loss and balance disorders.
•	Douglas J. Swirsky was named president and chief executive officer and appointed to the board of directors following the departure of Cynthia Collins.
•	The company regained compliance with NASDAQ minimum bid requirements.
•	The putative class action lawsuit filed against the company and certain of its current and former officers was dismissed with prejudice.

“The third quarter was transformative for GenVec as we emerged from our strategic review process with the focus and direction to realize the value of our proprietary technologies,” commented Douglas Swirsky, GenVec's President and CEO. “We have made significant progress on our transition from a capital-intensive, product development company to a cost-efficient organization focused on creating value by licensing rights to our proprietary vector and cell line technologies. Additionally, in the first half of 2014 we believe our lead program will enter human clinical testing, which will trigger milestone payments to us.”

Financial Results

GenVec reported a net loss of $3.0 million, or $0.23 per share for the third quarter of 2013, compared with a net loss of $4.0 million, or $0.31 per share, in the comparable quarter of 2012. For the nine months ended September 30, 2013, GenVec’s net loss was $9.1 million, or $0.71 per share, compared to a net loss of $10.9 million, or $0.84 per share, for the nine months ended September 30, 2012.

Revenues for the three-month and nine-month periods ended September 30, 2013, were $1.6 million and $3.5 million, respectively, as compared to $2.1 million and $7.8 million in the comparable prior year periods.

The decrease in revenue for the three-month and nine-month periods ended September 30, 2013 is primarily attributable to revenue associated with our hearing loss and balance disorders program as we near completion of our development work under our agreements with Novartis. Additionally, there were reductions in revenue with respect to our agreement with the Department of Homeland Security due to reduced work scope. These revenue decreases were partially offset by an increase in revenue associated with our dengue fever and malaria program with the Naval Medical Research Center (NMRC) in both the three-month and nine-month periods ended September 30, 2013 as compared to the comparable prior year period. On July 29, 2013, we entered into a modification to terminate contractual obligations under the NMRC agreement.

Operating expenses were $4.5 million and $12.7 million for the three-month and nine-month periods ended September 30, 2013, respectively, as compared to $6.2 million and $18.8 million in the comparable prior year periods.

The decrease in both the three-month and nine-month periods ended September 30, 2013, as compared to the comparable prior year period was primarily a result of lower personnel costs associated with our position eliminations, reduced manufacturing costs associated with our foot-and-mouth disease program, reduced material costs for our hearing program and internal programs and reduced equipment purchases for our hearing program. Partially offsetting these reduced costs were higher professional costs, including expenses incurred in connection with our consideration of the Plan of Dissolution and related transactions, in both the three-month and nine-month periods ended September 30, 2013 and the impairment of certain of our long-lived assets in the nine-month period ended September 30, 2013 as compared to the comparable prior year period.

GenVec ended the third quarter of 2013 with $7.1 million in cash, cash equivalents, and short-term investments. “We believe that we have sufficient capital to fund our operations through at least the end of 2014,” commented Mr. Swirsky. “Given the potential milestone payments that could be generated under our hearing loss and balance disorders program, we have the potential to significantly extend our operating runway.”

About GenVec

GenVec is a biopharmaceutical company working with leading companies and organizations such as Novartis and the U.S. Government to leverage GenVec’s proprietary gene-delivery technologies to address the prevention and treatment of significant health concerns. GenVec’s lead program, in the field of regenerative medicine, is licensed to Novartis for the development of novel treatments for hearing loss and balance disorders. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including with respect to the transition of GenVec's business focus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, such as the failure of Novartis to advance GenVec's hearing loss and balance disorders program, including into human clinical trials.  Further information on the factors and risks that could affect GenVec's business, financial conditions and results of operations, are contained in GenVec's filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

Contact:

GenVec, Inc.

Rena Cohen

(240) 632-5501

rcohen@genvec.com

(Tables to follow)

GenVec, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues	$1,582	$2,128	$3,537	$7,832

Operating expenses:
Research and development	1,619	3,380	5,350	11,284
General and administrative	2,926	2,799	7,335	7,475
Total operating expenses	4,545	6,179	12,685	18,759

Loss from Operations	(2,963)	(4,051)	(9,148)	(10,927)

Other income:	2	12	16	31

Net loss	$(2,961)	$(4,039)	$(9,132)	$(10,896)

Basic and diluted net loss per share	$(0.23)	$(0.31)	$(0.71)	$(0.84)
Shares used in computation of basic and diluted net loss per share	12,948	12,938	12,948	12,938

GenVec, Inc. Selected Balance Sheet Information (in thousands)

	September 30, 2013 (unaudited)	December 31, 2012
Cash, cash equivalents and short-term investments	$7,101	$15,255
Working capital	4,452	12,741
Total assets	8,657	17,430
Stockholders’ equity	5,533	13,743